EXHIBIT 99
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Orthopedic Group Inc.
Hanger ________________________________________________________________________

Two Bethesda Metro Center                                  Phone 301 - 986-0701
Suite 1200                                                   Fax 301 - 986-0702
Bethesda, MD  20814


                                   Contacts:  Ivan R. Sabel  (301) 986-0701
                                              Dennis Currier (301) 986-0701
                                              Jason Owen     (301) 986-0701

News Release
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                    HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES

                        SALE OF MANUFACTURING ASSETS OF

                         SEATTLE ORTHOPEDIC GROUP, INC.


         BETHESDA, MARYLAND, October 10, 2001. Hanger Orthopedic Group, Inc. (NYSE:HGR) announced today that it has completed the previously announced sale of the manufacturing assets of its subsidiary Seattle Orthopedic Group, Inc.
(SOGI) to United States Manufacturing Company (USMC) of Pasadena, California. Terms of the transaction were not announced.

         Ivan R. Sabel, Chairman of the Board of Hanger, stated that "We are pleased to have completed the sale of the SOGI assets, which will permit Hanger to concentrate on its patient-care and distribution businesses." "While SOGI is a leading manufacturer of orthotics and prosthetics," Mr. Sabel continued, "its business comprised a relatively small percentage of Hanger's revenues." Mr. Sabel noted that "Hanger is looking forward to a continuing relationship with USMC." Hanger plans to use approximately $15 million of the proceeds of the sale to reduce outstanding bank debt.


                                     -more-
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         Headquartered in Bethesda, Maryland, Hanger is a national public company specializing in patient-care services for orthotics and prosthetics ("O&P"). The Company now provides O&P services in 594 patient-care centers located in 45 states including the District of Columbia and is the largest distributor of O&P supplies and components in the country. Hanger also is engaged in the manufacture and distribution of components and finished patient-care products to the O&P industry, and through its OPNET program, provides O&P services to over 1,000 managed care programs.

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Certain statements included in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to the Company's SEC filings for factors that could cause actual results to differ materially from the Company's expectations.